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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        DATE OF REPORT: NOVEMBER 26, 2002
              (DATE OF EARLIEST EVENT REPORTED: NOVEMBER 26, 2002)

                             TEXAS PETROCHEMICALS LP
             (Exact name of registrant as specified in its charter)




              TEXAS                    333-11569              74-1778313
  (State or other jurisdiction        (Commission         (I.R.S. Employer
        of incorporation)             File Number)        Identification No.)



                           Three Riverway, Suite 1500
                              Houston, Texas 77056
          (Address of principal executive offices, including zip code)


                                  713-627-7474
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

         On November 26, 2002, Texas Petrochemicals LP (the "Company") issued a press release announcing the completion of the refinancing of its existing bank credit facility. The Company has replaced its current $40 million revolving credit facility with a $60 million revolving credit facility in an arrangement with a syndicate led by Bank of America. In addition, the Company's existing $34 million term loan will be paid off and replaced with a $55 million term loan with a syndicate led by Credit Suisse First Boston. The Company intends to use up to $13 million of the term loan proceeds to repurchase its existing Senior Subordinate Notes due 2006. The term of the revolving credit facility is for three years from the date of closing and bears interest, at the option of the borrower, based on the LIBOR rate plus a margin of 2.5% or the prime rate. The term loan expires on December 31, 2005 and requires no scheduled amortization of the principal of the loan before expiration. The term loan bears an interest rate of 14%, of which 10% is required to be paid monthly as cash interest, with 4% payable in cash interest or paid in kind by adding to the principal of the term loan, based on the Company's discretion. Both the revolving credit facility and the term loan are secured by substantially all the working capital and assets of the Company. Both agreements include certain restrictive covenants, which include but are not limited to, maintenance of financial ratios, limits on capital expenditures and sales of assets, in addition to limits on investments, stock transactions and restricted payments.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

         99(a)    Press release issued November 26, 2002.





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                                S I G N A T U R E

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TEXAS PETROCHEMICALS LP

                                       By: TPC HOLDING CORP.,
                                           its general partner


Date:  November 26, 2002                   By: /s/ Carl S. Stutts
                                               ---------------------------------
                                           Name:   Carl S. Stutts
                                                 -------------------------------
                                           Title:  Executive Vice President, CFO
                                                  ------------------------------

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                                  EXHIBIT INDEX

Exhibit
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99(a)      Press release issued November 26, 2002.